EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2019 Financial Results

- Record annual gross profit margin of 30.3% on $11 billion of sales drove record annual gross profit dollars of $3.33 billion
- Record annual pretax income of $929.3 million increased $78.7 million, or 9.3%, year-over-year
- Record annual net income of $701.5 million increased $67.8 million, or 10.7%, year-over-year
- Record annual EPS of $10.34 increased 18.2% year-over-year; Fourth quarter EPS of $2.44
- Record cash flow from operations of $1.30 billion
- Increased quarterly dividend 13.6% to $0.625 per share

LOS ANGELES, Feb. 20, 2020 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2019 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Twelve Months Ended December 31,		Year-Over-Year		Year-Over-Year
	Q4 2019	Q3 2019	% Change	2019	2018	% Change	Q4 2018	% Change
Income Statement Data:
Net sales	$2,447.8	$2,685.9	(8.9%)	$10,973.8	$11,534.5	(4.9%)	$2,814.0	(13.0%)
Gross profit[1]	$794.2	$814.7	(2.5%)	$3,329.4	$3,281.5	1.5%	$709.8	11.9%
Gross profit margin[1]	32.4%	30.3%	2.1%	30.3%	28.4%	1.9%	25.2%	7.2%
Pretax income	$209.6	$218.4	(4.0%)	$929.3	$850.6	9.3%	$123.9	69.2%
Net income attributable to Reliance	$165.6	$162.7	1.8%	$701.5	$633.7	10.7%	$85.6	93.5%
Diluted EPS	$2.44	$2.40	1.7%	$10.34	$8.75	18.2%	$1.22	100.0%
Non-GAAP diluted EPS[2]	$2.44	$2.39	2.1%	$10.34	$8.94	15.7%	$1.08	125.9%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$347.4	$490.9	(29.2%)	$1,301.5	$664.6	95.8%	$431.3	(19.5%)
Free cash flow[3]	$288.0	$432.0	(33.3%)	$1,059.3	$424.7	149.4%	$344.0	(16.3%)
Net debt-to-total capital[4]	21.4%	22.6%		21.4%	30.8%		30.8%

Capital Allocation Data:
Capital expenditures	$59.4	$58.9		$242.2	$239.9		$87.3
Acquisitions, net	$176.8	$—		$177.8	$77.6		$22.0
Dividends	$38.0	$36.8		$151.3	$145.3		$34.8
Share repurchases	$—	$—		$50.0	$484.9		$354.2

Key Business Metrics:
Tons sold	1,375.7	1,476.6	(6.8%)	5,861.6	6,112.6	(4.1%)	1,428.3	(3.7%)
Tons sold (same-store)	1,373.5	1,472.8	(6.7%)	5,850.3	6,107.0	(4.2%)	1,425.6	(3.7%)
Average selling price per ton sold	$1,763	$1,807	(2.4%)	$1,860	$1,885	(1.3%)	$1,965	(10.3%)
Average selling price per ton sold (same-store)	$1,747	$1,793	(2.6%)	$1,846	$1,879	(1.8%)	$1,953	(10.5%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We challenged ourselves to drive continuous improvements in our business in 2019 and we are extremely pleased with the outcome of our performance,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Following a record year in 2018, our unique business model enabled us to execute our strategy and achieve record earnings levels, despite both demand and pricing pressure on our topline. Thanks to the hard work and strong execution of our managers in the field, we achieved a record annual gross profit margin of 30.3% that drove record annual gross profit dollars of $3.33 billion, record pretax income of $929.3 million, record net income attributable to Reliance of $701.5 million, and record earnings per diluted share of $10.34. Our strong profitability and focus on working capital management generated record cash flow from operations of $1.30 billion.”

Mr. Hoffman continued, “Our 2019 results once again demonstrate the strength of our proven business model, increased resilience to fluctuations in metal pricing and strong earnings power due to the diversity of our products, end markets and geographies, as well as our increased focus on value-added processing. Through our ongoing investments in equipment, we performed value-added processing on 51% of the orders we shipped in 2019, up from 49% in 2018 and our more historical rate of about 40%. We expect to continue investing in value-added processing capabilities which we believe will further increase the percentage of our orders that include processing services. As a result of these investments and our ability to achieve FIFO gross margins of 28.8% or higher in each quarter of 2019, we are excited to increase our estimated sustainable gross profit margin range to 28% to 30%. Looking ahead, we will maintain our focus on continuous improvement, executing our proven business model, and delivering value to our stockholders.”

End Market Commentary
Reliance continues to benefit from its strategy of serving diverse end markets and providing a wide range of products and processing services, generally in small quantities on a when-needed basis. During the fourth quarter of 2019, the Company’s shipments declined 6.8% compared to the third quarter of 2019, in-line with expectations resulting from the typical seasonal slowdown during the fourth quarter due to customer holiday-related shutdowns and fewer shipping days.

Demand for the products and services Reliance provides to the aerospace and automotive markets remained strong through the fourth quarter of 2019. Reliance maintains its positive outlook for these end markets and continues to invest in growing its capabilities in these areas.

Demand in non-residential construction, Reliance’s largest end-market, was solid in the fourth quarter, with notable strength in shipment volumes of carbon steel structural and tubing products. Reliance remains cautiously optimistic that demand will continue to strengthen in 2020.

Demand in heavy industry was steady during the fourth quarter of 2019. The Company expects activity to remain at similar levels in the first quarter of 2020.

Demand in the energy (oil and gas) market remains at low levels, which Reliance expects to continue in the near-term.

Semiconductor demand improved in the fourth quarter following weak demand in the first nine months of 2019. Reliance expects demand to improve in 2020 as compared to 2019.

Balance Sheet & Cash Flow
As of December 31, 2019, Reliance had total debt outstanding of $1.60 billion, a decrease of $617.9 million compared to total debt outstanding of $2.21 billion at December 31, 2018. At December 31, 2019, Reliance’s net debt-to-total capital ratio was 21.4%. The Company had $1.09 billion available for borrowings on its $1.5 billion revolving credit facility at December 31, 2019. Reliance generated cash flow from operations of $347.4 million during the fourth quarter of 2019 and a record $1.30 billion for the full year 2019.

“We are very pleased to have improved our already strong financial position in 2019 as record earnings and effective working capital management, including a $211.8 million reduction in inventory, helped generate cash provided by operating activities of $1.30 billion, an all-time high for Reliance,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our record annual earnings per diluted share of $10.34 included $2.44 of earnings per diluted share in the fourth quarter of 2019. This included a significant benefit from our use of the LIFO method for inventory valuation and a lower tax rate, with a net benefit of approximately $0.75 more earnings per share in the fourth quarter of 2019 than we had anticipated in our guidance previously provided.”

“Our strong cash flow continued to support our capital allocation priorities for growth and stockholder returns. For the full year 2019, we invested $242.2 million in capital expenditures, paid $176.8 million to complete an acquisition, reduced our debt balance by $617.9 million and returned $201.3 million to our stockholders in the form of dividends and share repurchases. Looking ahead, we remain very confident in our ability to continue investing in the growth of our business while simultaneously returning capital to our stockholders, as evidenced by our $250 million 2020 capital expenditure budget and 13.6% increase in our quarterly dividend for the first quarter of 2020,” concluded Mrs. Lewis.

Acquisition of Fry Steel Company
Effective December 31, 2019, Reliance acquired all of the outstanding capital stock of Fry Steel Company (“Fry Steel”), a general line and long bar distributor founded in 1948 and located in Santa Fe Springs, California. Fry Steel performs cutting services on its diverse product assortment of over 8,000 types and conditions of long bar product and provides “in-stock” next day delivery through its proprietary fleet of trucks. For the year ended December 31, 2019, Fry Steel’s net sales were approximately $100 million.

Launch of FastMetals, Inc.
On February 19, 2020, Reliance announced the launch of its new e-commerce business, FastMetals, Inc. FastMetals offers a diverse selection of metal products including carbon, stainless, aluminum and specialty alloy steels which are available for shipping nationwide. Centrally located in Massillon, Ohio and with direct access to Reliance’s vast network of metals service centers, FastMetals was created to address the growing demand for digital purchasing solutions and to provide an additional channel for customers to experience Reliance’s unique, customer focused business and wide range of products.

Stockholder Return Activity
On February 18, 2020, the Board of Directors declared a quarterly cash dividend of $0.625 per share of common stock, an increase of 13.6%, payable on March 27, 2020 to stockholders of record as of March 13, 2020. Reliance has paid regular quarterly dividends for 60 consecutive years and has increased the dividend 27 times since its 1994 IPO.

Reliance did not repurchase any shares of its common stock in the fourth quarter of 2019. For the full year 2019, Reliance repurchased $50.0 million of its common stock at an average cost of $84.33 per share. At December 31, 2019, approximately 6.4 million shares remained available for repurchase, or approximately 10% of the Company’s common shares currently outstanding, under the Company’s stock repurchase program. Reliance expects to continue efficiently repurchasing shares of its common stock going forward.

Business Outlook
Reliance management is optimistic about business conditions in the first quarter of 2020. The Company expects that end demand in the first quarter of 2020 will remain relatively healthy, and estimates tons sold will be up 6% to 8% in the first quarter of 2020 compared to the fourth quarter of 2019, which includes the normal seasonal increase in shipping volumes compared to the fourth quarter. The Company also expects that overall metals pricing will remain near current levels, which is estimated to result in its average selling price per ton sold for the first quarter of 2019 increasing 1% to 2% compared to the fourth quarter of 2019. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $2.00 to $2.10 for the first quarter of 2020.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2019 financial results and business outlook will be held today, February 20, 2020 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13698006. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 5, 2020 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13698006. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2019, Reliance’s average order size was $2,090, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents Reliance files or furnishes with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2019	Q3 2019	Sequential Quarter Change	Q4 2018	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,110.0	1,187.2	(6.5%)	1,138.2	(2.5%)	(5.6%)	(17.0%)
Aluminum	79.5	85.3	(6.8%)	83.1	(4.3%)	(1.6%)	(3.8%)
Stainless steel	71.5	78.1	(8.5%)	74.6	(4.2%)	5.5%	1.6%
Alloy	41.9	48.2	(13.1%)	51.4	(18.5%)	(1.6%)	0.2%

	Sales ($'s in millions; % change)
	Q4 2019	Q3 2019	Sequential Quarter Change	Q4 2018	Year-Over-Year Change
Carbon steel	$1,250.5	$1,416.1	(11.7%)	$1,544.8	(19.1%)
Aluminum	$489.3	$532.4	(8.1%)	$530.8	(7.8%)
Stainless steel	$375.6	$388.7	(3.4%)	$385.5	(2.6%)
Alloy	$137.1	$160.7	(14.7%)	$168.0	(18.4%)

Full Year 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2019	2018	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	4,701.1	4,877.7	(3.6%)	(4.4%)
Aluminum	341.4	365.3	(6.5%)	4.1%
Stainless steel	306.1	327.1	(6.4%)	3.1%
Alloy	194.9	219.5	(11.2%)	7.9%

	Sales ($'s in millions; % change)
	2019	2018	Year-Over-Year Change
Carbon steel	$5,792.9	$6,285.8	(7.8%)
Aluminum	$2,151.9	$2,210.9	(2.7%)
Stainless steel	$1,578.0	$1,636.1	(3.6%)
Alloy	$652.1	$680.7	(4.2%)

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018*
Net sales	$2,447.8	$2,814.0	$10,973.8	$11,534.5

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,653.6	2,104.2	7,644.4	8,253.0
Warehouse, delivery, selling, general and administrative	513.2	505.5	2,095.4	2,091.8
Depreciation and amortization	56.1	53.4	219.3	215.2
Impairment of long-lived assets	—	1.5	1.2	37.0
	2,222.9	2,664.6	9,960.3	10,597.0

Operating income	224.9	149.4	1,013.5	937.5

Other (income) expense:
Interest expense	16.6	23.6	85.0	86.2
Other (income) expense, net	(1.3)	1.9	(0.8)	0.7
Income before income taxes	209.6	123.9	929.3	850.6
Income tax provision	43.3	36.6	223.2	208.8
Net income	166.3	87.3	706.1	641.8
Less: Net income attributable to noncontrolling interests	0.7	1.7	4.6	8.1
Net income attributable to Reliance	$165.6	$85.6	$701.5	$633.7

Earnings per share attributable to Reliance stockholders:
Diluted	$2.44	$1.22	$10.34	$8.75
Basic	$2.48	$1.23	$10.49	$8.85

Shares used in computing earnings per share:
Diluted	67,818	70,380	67,855	72,441
Basic	66,719	69,415	66,885	71,621

Cash dividends per share	$0.55	$0.50	$2.20	$2.00

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2019	2018*
ASSETS
Current assets:
Cash and cash equivalents	$174.3	$128.2
Accounts receivable, less allowance for doubtful accounts of $17.8 at December 31, 2019 and $18.8 at December 31, 2018	1,067.8	1,242.3
Inventories	1,645.7	1,817.1
Prepaid expenses and other current assets	85.2	81.5
Income taxes receivable	37.2	15.9
Total current assets	3,010.2	3,285.0
Property, plant and equipment:
Land	239.8	233.9
Buildings	1,195.1	1,158.9
Machinery and equipment	2,044.4	1,880.1
Accumulated depreciation	(1,684.1)	(1,543.0)
Property, plant and equipment, net	1,795.2	1,729.9

Operating lease right-of-use assets	201.5	—
Goodwill	2,003.8	1,870.8
Intangible assets, net	1,031.1	1,072.0
Cash surrender value of life insurance policies, net	42.7	43.6
Other assets	46.6	43.6
Total assets	$8,131.1	$8,044.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$275.0	$338.8
Accrued expenses	67.4	77.4
Accrued compensation and retirement costs	172.1	174.8
Accrued insurance costs	43.4	42.9
Current maturities of long-term debt and short-term borrowings	64.9	65.2
Current maturities of operating lease liabilities	52.5	—
Total current liabilities	675.3	699.1
Long-term debt	1,523.6	2,138.5
Operating lease liabilities	149.5	—
Long-term retirement costs	87.0	71.8
Other long-term liabilities	12.3	15.9
Deferred income taxes	469.3	440.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 66,854 at December 31, 2019 and 66,882 at December 31, 2018	122.2	136.4
Retained earnings	5,189.5	4,637.9
Accumulated other comprehensive loss	(105.1)	(102.7)
Total Reliance stockholders’ equity	5,206.6	4,671.6
Noncontrolling interests	7.5	7.9
Total equity	5,214.1	4,679.5
Total liabilities and equity	$8,131.1	$8,044.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2019	2018
Operating activities:
Net income	$706.1	$641.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	219.3	215.2
Impairment of long-lived assets	1.2	37.0
Provision for uncollectible accounts	3.4	7.4
Deferred income tax benefit	32.5	(9.1)
Gain on sales of property, plant and equipment	(1.0)	(18.8)
Stock-based compensation expense	51.2	45.5
Other	9.5	12.3
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	178.1	(153.3)
Inventories	211.8	(88.8)
Prepaid expenses and other assets	31.9	(14.0)
Accounts payable and other liabilities	(142.5)	(10.6)
Net cash provided by operating activities	1,301.5	664.6

Investing activities:
Purchases of property, plant and equipment	(242.2)	(239.9)
Acquisitions, net of cash acquired	(177.8)	(77.6)
Proceeds from sales of property, plant and equipment	8.0	29.2
Other	(7.1)	7.3
Net cash used in investing activities	(419.1)	(281.0)

Financing activities:
Net short-term debt repayments	(0.3)	(48.4)
Proceeds from long-term debt borrowings	971.0	1,518.7
Principal payments on long-term debt	(1,588.6)	(1,192.2)
Dividends and dividend equivalents paid	(151.3)	(145.3)
Share repurchases	(50.0)	(484.9)
Noncontrolling interest purchased	(0.4)	(29.0)
Other	(21.0)	(22.8)
Net cash used in financing activities	(840.6)	(403.9)
Effect of exchange rate changes on cash and cash equivalents	4.3	(5.9)
Increase (decrease) in cash and cash equivalents	46.1	(26.2)
Cash and cash equivalents at beginning of year	128.2	154.4
Cash and cash equivalents at end of year	$174.3	$128.2

Supplemental cash flow information:
Interest paid during the year	$83.0	$84.0
Income taxes paid during the year, net	$214.3	$228.5

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$—	$25.9

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2019	2019	2018	2019	2019	2018
Net income attributable to Reliance	$165.6	$162.7	$85.6	$2.44	$2.40	$1.22
Tax reform	—	—	2.1	—	—	0.03
Net income attributable to Reliance excluding the impact of tax reform	165.6	162.7	87.7	2.44	2.40	1.25
Impairment and restructuring charges	—	—	2.7	—	—	0.04
Income tax benefit related to above item	—	—	(0.8)	—	—	(0.01)
Gains related to sales of non-core assets	—	(0.9)	(18.2)	—	(0.01)	(0.26)
Income tax expense related to sales of non-core assets	—	0.2	4.5	—	—	0.06
Non-GAAP net income attributable to Reliance	$165.6	$162.0	$75.9	$2.44	$2.39	$1.08

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2019	2018	2019	2018
Net income attributable to Reliance		$701.5	$633.7	$10.34	$8.75
Tax reform		—	3.2	—	0.04
Net income attributable to Reliance excluding the impact of tax reform		701.5	636.9	10.34	8.79
Impairment and restructuring charges		1.2	39.5	0.02	0.54
Non-recurring settlement gains		—	(5.8)	—	(0.08)
Income tax benefit related to above items		(0.3)	(8.4)	—	(0.11)
Gains related to sales of non-core assets		(0.9)	(19.1)	(0.02)	(0.26)
Income tax expense related to sales of non-core assets		0.2	4.5	—	0.06
Non-GAAP net income attributable to Reliance		$701.7	$647.6	$10.34	$8.94

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Gross profit - LIFO	$794.2	$814.7	$709.8	$3,329.4	$3,281.5
Net LIFO (income) expense	(81.0)	(40.0)	106.8	(156.0)	271.8
Gross profit - FIFO	$713.2	$774.7	$816.6	$3,173.4	$3,553.3

Gross profit margin - LIFO	32.4%	30.3%	25.2%	30.3%	28.4%
Net LIFO (income) expense as a % of sales	(3.3%)	(1.5%)	3.8%	(1.4%)	2.4%
Gross profit margin - FIFO	29.1%	28.8%	29.0%	28.9%	30.8%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include revision to its provisional estimate of the impact of tax reform, impairment and restructuring charges mainly related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, settlement gains, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

[2] See accompanying Non-GAAP Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).